MADSEN & ASSOCIATES, CPA's INC.                        684 East Vine St, #3
Certified Public Accountants and Business Consultants    Murray, Utah 84107
                                                     Telephone 801-268-2632
                                                           Fax 801-262-3978






            CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We have issued our report dated March 11, 2004, accompanying the audited financial statements of Protec Industries, Inc. at December 31, 2003, and the related statements of operations, stockholders' equity, and cash flows and for the year ended December 31, 2003 and the period September 9, 2002 to December 31, 2002 and the period September 9, 2002 to December 31, 2003 and hereby consent to the incorporation by reference to such report in a Registration Statement on Form SB-2A.


May 17,  2004                      /s/ Madsen & Associates, CPA's Inc.